Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration Statement No. 333-282536

PROSPECTUS SUPPLEMENT NO. 11

(to Prospectus dated November 6, 2024, as amended)

STARDUST POWER INC.

6,500,000 SHARES OF COMMON STOCK

This prospectus supplement supplements the prospectus dated November 6, 2024, as amended by the prospectus dated May 13, 2025 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-282536). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on September 4, 2025 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The Prospectus relates to the offer and resale of up to 6,500,000 shares of our common stock, $0.0001 per share (the “Common Stock”), by B. Riley Principal Capital II, LLC (the “Selling Stockholder”). The shares included in this Prospectus consist of shares of Common Stock that we have issued or that we may, in our discretion, elect to issue and sell to the Selling Stockholder, from time to time after the date of this Prospectus, pursuant to a Common Stock Purchase Agreement we entered into with the Selling Stockholder on October 7, 2024 (the “Purchase Agreement”), in which the Selling Stockholder has committed to purchase from us, at our direction, up to $50,000,000 of our Common Stock, subject to terms and conditions specified in the Purchase Agreement.

Our Common Stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “SDST”. On September 3, 2025, the last reported sales price of our Common Stock was $0.3875 per share.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company. This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 4, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2025

STARDUST POWER INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39875	99-3863616
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

15 E. Putnam Ave, Suite 378 Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

(800) 742 3095

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SDST	The Nasdaq Global Market
Redeemable warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	SDSTW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K (the “Current Report”) is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 3, 2025, the Stardust Power Inc. (the “Company”) filed a certificate of amendment to the Company’s Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware to effectuate a 1-for-10 reverse stock split (the “Reverse Stock Split”) of the outstanding shares of the Common Stock. The Company’s stockholders previously approved the Reverse Stock Split and granted the board of directors the authority to determine the exact split ratio and when to proceed with the Reverse Stock Split at the Company’s annual meeting of stockholders held on June 9, 2025.

The Reverse Stock Split will become effective on September 8, 2025 at 12:01 a.m., Eastern Time (the “Effective Time”) and the Common Stock is expected to begin trading on the Nasdaq Global Market on a Reverse Stock Split-adjusted basis on September 8, 2025 at market open. As of the Effective Time, every 10 shares of the Company’s issued and outstanding Common Stock will be combined into one share of Common Stock.

The par value and other terms of the Common Stock will not be affected by the Reverse Stock Split. The Company’s post-Reverse Stock Split Common Stock CUSIP number will be 854936 200.

No fractional shares will be issued as a result of the Reverse Stock Split. Stockholders of record who would otherwise be entitled to receive a fractional share of Common Stock will receive a cash payment in lieu thereof at a price equal to (i) the closing price on September 5, 2025, multiplied by (ii) the fraction of one share of which each stockholder owns, post-split.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 3.1 to this Current Report and is incorporated herein by reference.

Forward-Looking Statements

This Current Report includes forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “will” and “expected”, or the negative of such terms, or other comparable terminology, and include statements about the Reverse Stock Split and the impacts, if any, on the Company’s Common Stock. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this Current Report, and the Company expressly disclaims any obligation or undertaking to update or revise and forward-looking statement contained herein, or to reflect any change in the Company’s expectations with regard thereto or any other change in events, conditions, or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
3.1	Certificate of Amendment filed with the Delaware Secretary of State on September 3, 2025
99.1	Press Release, dated September 4, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 4, 2025

STARDUST POWER INC.

By:	/s/ Roshan Pujari
Name:	Roshan Pujari
Title:	Chief Executive Officer

Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO the

CERTIFICATE OF INCORPORATION

OF

Stardust Power INC.

Stardust Power Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	That the Board of Directors of the Corporation (the “Board”) has duly adopted resolutions (a) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment (the “Certificate of Amendment”) to the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) setting forth the proposed amendment to the Certificate of Incorporation and (b) declaring the Certificate of Amendment to be advisable and in the best interests of the Corporation and its stockholders in accordance with Section 242 of the Delaware General Corporation Law.

2.	That upon the effectiveness of this Certificate of Amendment, Article IV, Section 1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“1.1 The total number of shares of all classes of capital stock that the Corporation has authority to issue is 800,000,000 shares, consisting of two (2) classes: 700,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”) and 100,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

1.2 Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

1.3 Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment to the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware, every ten shares of the Corporation’s Common Stock, either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any further action on the part of the Corporation or the respective holder thereof, be combined into one validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”); provided, however, that no fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the Nasdaq Stock Market LLC as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder.”

3.	Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted and approved in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

4.	That except as amended hereby, the provisions of the Corporation’s Certificate of Incorporation shall remain in full force and effect.

5.	This Certificate of Amendment shall be effective as of September 8, 2025 at 12:01 a.m.

[Signature Page Follows]

IN WITNESS WHEREOF, Stardust Power Inc. has caused this Certificate of Amendment to be duly executed and acknowledged in its name and on behalf by an authorized officer of the date first set forth above.

STARDUST POWER INC.

By:	/s/ Roshan Pujari
Name:	Roshan Pujari
Title:	Chief Executive Officer

Exhibit 99.1

Stardust Power Announces Reverse Stock Split to Regain Nasdaq Compliance and Position for Long-Term Growth

●	Company reinforces commitment to shareholders and capital markets access as it advances engineering, permitting, and financing milestones for its U.S. lithium refining project.

Greenwich, Conn. – September 4, 2025 — Stardust Power Inc. (“Stardust Power” or the “Company”), an American developer of battery-grade lithium products, today announced that its Board of Directors has approved a 1-for-10 reverse stock split of the Company’s common stock. The Company’s stockholders previously approved the reverse stock split proposal at the Annual Meeting of Stockholders held on June 9, 2025, authorizing the Board to determine the exact ratio and timing.

“Executing this reverse split is a strategic step forward for Stardust Power at this time. It allows the Company to attempt to regain full compliance with Nasdaq’s listing requirements, ensuring we maintain access to the public markets, a platform to advance our project and build long-term value. This move not only strengthens our credibility to institutional investors but can also provide ongoing liquidity for our shareholders. We believe this move positions Stardust Power to continue executing on upcoming milestones that we expect will drive shareholder value as our U.S. lithium refining project progresses,” said Roshan Pujari, Founder and CEO of Stardust Power.

The reverse stock split will take effect at 12:01 a.m. Eastern Time on September 8, 2025 (the “Effective Time”), and beginning with that day’s market open, Stardust Power’s common stock will continue trading on Nasdaq on a split-adjusted basis under its existing ticker symbol, “SDST.”

At the Effective Time, every ten shares of issued and outstanding common stock will be automatically combined into one share of common stock. The par value per share will remain unchanged at $0.0001. Following the split, the number of outstanding shares will be reduced to approximately 8,458,975. A new CUSIP number (854936 200) will apply, and no fractional shares will be issued, stockholders otherwise entitled to receive a fractional share will instead receive a cash payment.

The Company emphasized that this action is not a reflection of its fundamentals but a measure to ensure Stardust Power’s equity remains accessible to a broader universe of long-only institutional investors, which remains central to its long-term strategy of funding and advancing its battery-grade lithium refining project. This move also aligns the share price with the strategic direction and trajectory of the Company as it moves into the next chapter of scaling operations.

Looking ahead, Stardust Power expects to deliver several important milestones including completion of its Front-End Loading (FEL) 3 engineering work, advancement and completion of permitting, securing project financing for the CAPEX buildout of Phase 1, and ultimately commencing heavy construction on the Muskogee, Oklahoma lithium processing facility. Each of these steps represents not only operational progress but also potential value inflection points for shareholders, reinforcing the Company’s mission to establish a secure, domestic supply of battery-grade lithium in North America.

Additional details on the reverse stock split are available in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 28, 2025, accessible at www.sec.gov.

About Stardust Power Inc.

Stardust Power is a developer of battery-grade lithium products designed to bolster America’s energy leadership by building resilient supply chains. Stardust Power is developing a strategically central lithium processing facility in Muskogee, Oklahoma with the anticipated capacity of producing up to 50,000 metric tons per annum of battery-grade lithium. The Company is committed to sustainability at each point in the process. Stardust Power trades on the Nasdaq under the ticker symbol “SDST.”

Forward-Looking Statements

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s product development and business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

For Investors:

Johanna Gonzalez
investor.relations@stardust-power.com

For Media:

Michael Thompson
media@stardust-power.com